Exhibit 99.8

FOR IMMEDIATE RELEASE:	NEWS
August 15, 2005	AMEX-TPY

TIPPERARY CORPORATION ANNOUNCES SECOND QUARTER RESULTS

DENVER, Colorado — Tipperary Corporation (AMEX-TPY), an independent energy company, today announced financial results for its second quarter ended June 30, 2005.

Second quarter revenue increased 105% to $3,199,000 versus revenue of $1,562,000 in the second quarter last year.   The improvement primarily resulted from increased sales volumes and higher prices for gas produced at the Company’s Comet Ridge coalseam gas project in Queensland, Australia.  Gas volumes at Comet Ridge were up 65% versus the second quarter last year, and the average gas price per Mcf increased 16%.  Second quarter gas sales volumes were 1,551,000 Mcf compared with 938,000 Mcf in the same quarter last year.  Average gas price received per Mcf was $1.93 versus $1.66 per Mcf in last year’s comparable period.  Net loss was $3,892,000, or 9 cents per share, compared with a net loss of $3,531,000, or 9 cents per share, in last year’s comparable quarter.

Through six months, revenue increased 141% to $6,574,000 versus $2,730,000 in the same period a year ago. Net loss was $7,553,000, or 18 cents per share, versus a net loss of $7,957,000, or 20 cents per share, in the six-month period last year.

About Tipperary Corporation

Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 75.25% capital interest and a 71.7% pre-royalty revenue interest in southeastern Queensland’s Comet Ridge coalseam gas project totaling approximately 1,230,500 acres and holds other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or comparable words.  In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K for the year ended December 31, 2004, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

FINANCIAL RECAP

(Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Revenue	$3,199	$1,562	$6,574	$2,730
Net loss	$(3,892)	$(3,531)	$(7,553)	$(7,957)
Net loss per common share	$.09	$.09	$.18	$.20
Weighted average shares outstanding - Basic and Diluted	41,365	39,325	41,361	39,308

OPERATING DATA

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Net gas production (Mmcf)	1,585	938	3,317	1,589

Avg. gas price per Mcf	$2.02	$1.66	$1.98	$1.72

###

CONTACTS:

Tipperary Corporation	Pfeiffer High Investor Relations, Inc.
Joseph B. Feiten, CFO	Geoff High
303/293-9379	303/393-7044
www.tipperarycorp.com	geoff@pfeifferhigh.com